EXHIBIT 99.1

RBC Life Sciences®

Press Release	For Further Information:
For Immediate Release	Steve Brown, Executive EVP, CFO
Tel: 972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences Reports Third Quarter Results

Irving, Texas, November 9, 2011 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, wound care and pain management products, today reported an increase in consolidated net sales of 15% for the third quarter of 2011. Net sales for the quarter ended September 30, 2011 were $7.1 million compared to net sales of $6.1 million for the same quarter in 2010. For the third quarter of 2011, the Company also reported a net loss of $290,000, or $0.01 per share, compared to net earnings of $133,000, or $0.01 per share, for the same quarter last year. Net sales were $21.1 million and $20.9 million for the nine months ended September 30, 2011 and 2010, respectively, while the net loss for the nine months ended September 30, 2011 was $129,000, or $0.01 per share, compared to net earnings of $517,000, or $0.02 per share the comparable period in 2010.

“Net sales in our Associate network channel have been very positive this year growing 54% during the first nine months of 2011. We continue to see strong sales results for our new product, Stem-KineTM, and new Associate growth in excess of 100%,” said RBC Life Sciences President and CEO, Clinton H. Howard. “The net loss in the third quarter resulted mainly from investments we made in a new branch office in Taiwan, which opened October 1, 2011, a Company-sponsored leadership event for the top achievers in our Associate network and expansion of our Medical Products sales force."

Stem-Kine is a dietary supplement that has been shown in published human clinical studies to nutritionally enable bone marrow and other stem cell-producing tissues to increase their production of stem cells, which form the natural repair and renewal system of the body. The Company distributes Stem-Kine under an exclusive license agreement that covers the U.S. and 41 other countries.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
Steve Brown
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences - Third Quarter 2011

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended September 30,
	2011	2010
Net sales	$7,061	$6,126
Gross profit	3,318	3,290
Operating profit (loss)	(486)	171
Earnings (loss) before income taxes	(521)	133
Provision (benefit) for income taxes	(231)	—
Net earnings (loss)	(290)	133

Earnings (loss) per share - basic	$(0.01)	$0.01
Earnings (loss) per share - diluted	$(0.01)	$0.01

Weighted average shares outstanding - basic	22,229	21,922
Weighted average shares outstanding - diluted	22,229	22,469

	Nine Months Ended September 30,
	2011	2010
Net sales	$21,093	$20,946
Gross profit	10,619	10,335
Operating profit (loss)	(167)	928
Earnings (loss) before income taxes	(274)	813
Provision (benefit) for income taxes	(145)	296
Net earnings (loss)	(129)	517

Earnings (loss) per share - basic	$(0.01)	$0.02
Earnings (loss) per share - diluted	$(0.01)	$0.02

Weighted average shares outstanding - basic	22,229	21,922
Weighted average shares outstanding - diluted	22,229	22,386

RBC Life Sciences - Third Quarter 2011

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$4,720	$4,220
Inventories	6,782	5,343
Other current assets	1,823	1,696
Total current assets	13,325	11,259
Other assets	6,807	7,085
Total assets	$20,132	$18,344

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$3,709	$3,087
Deferred revenue	3,862	2,490
Other current liabilities	179	168
Total current liabilities	7,750	5,745
Other liabilities	2,596	2,723
Shareholders' equity	9,786	9,876
Total liabilities and shareholders' equity	$20,132	$18,344